Lake Shore Bancorp, Inc. Announces 2021 Third Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  October 27, 2021 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.7 million, or $0.29 per diluted share, for the third quarter of 2021 compared to net income of $1.2 million, or $0.21 per diluted share, for the third quarter of 2020. For the first nine months of 2021, the Company reported unaudited net income of $4.4 million, or $0.74 per diluted share, as compared to $3.3 million, or $0.56 per diluted share, for the first nine months of 2020.

2021 Third Quarter and Year to Date Financial Highlights:

•

Net income of $1.7 million in the third quarter of 2021 increased by $460,000, or 37.4%, when compared to the third quarter of 2020. Third quarter 2021 net income was positively impacted by an increase in net interest income and a decrease in provision for loan losses, partially offset by increases in non-interest expense and income tax expense;

•

Net income of $4.4 million for the nine months ended September 30, 2021 increased by $1.1 million, or 31.9%, when compared to the nine months ended September 30, 2020. Net income during the first nine months of 2021 was positively impacted by increased net interest income and non-interest income and a decrease in provision for loan losses, partially offset by increases in non-interest expense and income tax expense;

•

Total assets at September 30, 2021 increased $23.1 million, or 3.4%, to $709.3 million when compared to December 31, 2020, primarily due to an increase in cash and cash equivalents which was driven by deposit growth. This increase was also due to an increase in securities available for sale;

•	Total deposits grew by $31.5 million, or 5.6%, to $591.8 million at September 30, 2021 when compared to December 31, 2020, primarily due to growth in core deposits;
•	Third quarter 2021 included stock repurchases and cash dividend payments of $897,000 and $280,000, respectively; and
•	Book value per share grew to $15.17 per share at September 30, 2021 from $14.75 per share at December 31, 2020.

“Our strategic goal to improve financial performance is reflected in our strong quarterly financial results and balance sheet growth which is being achieved despite a low interest rate environment and the lingering impact of the pandemic,” stated Mr. Daniel P. Reininga, President and Chief Executive Officer.  “Our core banking business has been strengthened by year-to-date deposit growth and $97.6 million of new loan originations (excluding PPP loan originations) being added to our loan portfolio.  We successfully converted to a new core banking system during the quarter, which resulted in non-recurring costs that impacted our year-to-date financial results.   We remain focused on prudently deploying excess cash to strengthen our financial performance, along with meeting the needs of new and existing customers in the markets that we serve, while integrating our new technology for processing efficiencies.”

COVID 19 Pandemic Update

During the first nine months of 2021, the Bank originated thirty-three (33) Small Business Administration (“SBA”) Paycheck Protection Program loans (“PPP loans”) for $11.4 million to lessen the continued economic impact of the COVID-19 pandemic on small businesses in our market areas. These loans were in addition to the 252 PPP loans for $26.9 million which were originated by the Bank during 2020. The SBA PPP loan program ended on May 31, 2021. As of September 30, 2021, $10.7 million of the PPP loans originated during 2021 were still outstanding on the Bank’s balance sheet. All PPP loans originated during 2020 have been forgiven as of September 30, 2021.

During 2020, the Bank implemented a loan deferral program, in line with regulatory guidance, to further assist customers that have been impacted by the pandemic. At its maximum, the Bank had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. The number of loan payment deferral requests has decreased significantly and as of September 30, 2021, only one loan with a balance of $7.5 million, or 1.4%, of the loan portfolio remained in the loan deferral program.

Net Interest Income

Third quarter 2021 net interest income increased $929,000, or 18.9%, to $5.8 million as compared to $4.9 million for the third quarter 2020. Net interest income for the first nine months of 2021 increased $1.7 million, or 11.4%, to $16.5 million as compared to $14.8 million for the first nine months of 2020.

Interest income for the third quarter of 2021 was $6.5 million, an increase of $543,000, or 9.2%, compared to $5.9 million for the third quarter of 2020.  The increase was primarily due to an increase in total average interest-earning assets of $33.8 million, or 5.3%, during the third quarter 2021 as compared to the third quarter 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial and residential real estate loans. The increase was also due to a 14 basis points increase in the average yield earned on assets, primarily due to a $363,000 increase in prepayment penalties received on commercial real estate loans and the recognition of $27,000 in PPP loan fees which was partially offset by a decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since September 30, 2020.

Interest income for the first nine months of 2021 was $18.7 million, an increase of $334,000, or 1.8%, compared to $18.4 million for the first nine months of 2020.  The increase was attributable to a $49.4 million, or 8.1%, increase in the average balance of interest-earning assets and the recognition of $153,000 in PPP loan fees during the nine months ended September 30, 2021 as compared to the same period in 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial real estate, commercial construction and PPP loans. The increase was partially offset by a 23 basis points decrease in the average yield earned on assets due to the decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since September 30, 2020.

Third quarter 2021 interest expense was $628,000, a decrease of $386,000, or 38.1%, from $1.0 million for third quarter 2020 primarily due to a decrease in interest paid on deposit accounts. During the third quarter of 2021, there was a 31 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since September 30, 2020. The decrease was partially offset by a $15.0 million, or 3.2%, increase in average interest-bearing deposits during the 2021 third quarter as compared to the 2020 third quarter. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the continued impact of COVID-19 on consumer and business spending and savings levels. During the third quarter of 2021, interest expense on long-term debt decreased by $45,000, or 27.0%, compared to the third quarter of 2020, primarily due to an $8.2 million decrease in the average balance of long-term borrowings.

Interest expense for the nine months ended September 30, 2021 was $2.2 million, a decrease of $1.3 million, or 38.7%, from $3.5 million for the nine months ended September 30, 2020 primarily due to a decrease in interest paid on deposit accounts. During the first nine months of 2021, there was a 40 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates compared to the same period in 2020. The decrease was partially offset by a $24.9 million, or 5.6%, increase in average interest-bearing deposits during the first nine months of 2021 as compared to the same period in 2020. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the continued impact of COVID-19 on consumer and business spending and savings levels. During the nine months ended September 30, 2021, interest expense on long-term debt decreased by $112,000, or 21.8%, compared to the nine month period ended September 30, 2020, primarily due to a $6.7 million decrease in the average balance on long-term borrowings.

Non-Interest Income

Non-interest income was $707,000 for the third quarter of 2021, a decrease of $64,000, or 8.3%, as compared to the same quarter in the prior year. The decrease was primarily due to a $115,000 decrease in gains on the sale of residential loans and a $24,000 decrease in earnings on bank owned life insurance, partially offset by a $64,000 increase in service charges and fees and an $18,000 increase in debit card interchange income.

Non-interest income was $2.2 million for the nine months ended September 30, 2021, an increase of $376,000, or 20.5%, as compared to the nine months ended September 30, 2020. The increase was primarily due to a $277,000 increase in unrealized gains on interest rate swaps, a $121,000 increase in service charges and fees and a $94,000 increase in debit card income, partially offset by a $61,000 decrease in earnings on bank owned life insurance and a $55,000 decrease in gains on the sale of residential loans.

Non-Interest Expense

Non-interest expense was $4.5 million for the third quarter of 2021, an increase of $572,000, or 14.6%, as compared to $3.9 million for the third quarter of 2020. Salary and employee benefits expense increased $203,000, or 9.3%, primarily due to a $108,000 decrease in deferred salaries associated with a decrease in loan originations during the third quarter of 2021 as compared to the third quarter of 2020. The increase was also due to annual salary increases. Professional services increased $209,000, or 85.3%, primarily due to one-time costs of $221,000 associated with the Company’s undertaking of a core processing system upgrade which was completed in the third quarter of 2021. The current year third quarter also had higher data processing costs, occupancy and equipment costs and advertising costs.

Non-interest expense was $12.8 million for the nine months ended September 30, 2021, an increase of $1.2 million, or 10.2%, as compared to $11.7 million for the first nine months of 2020. Professional services increased $462,000, or 62.3%, primarily due to one-time costs of $509,000 associated with the Company’s undertaking of a core processing system upgrade which was completed in the third quarter of 2021. Salary and employee benefits expense increased $408,000, or 6.5%, primarily due to an increase in annual salaries and the creation of an officer position for retail, sales and marketing which was filled in August 2020. The first nine months of 2021, also had higher data processing costs, occupancy and equipment costs, FDIC insurance and other expenses. These increases were partially offset by lower advertising costs.

Asset Quality

There was no provision for loan losses recorded during the third quarter 2021 as compared to $300,000 for third quarter 2020, primarily due to a net decrease in commercial real estate loan balances, which was offset by an increase in general reserves associated with the existing loan portfolio. The third quarter 2020 provision expense was primarily due to general reserves for loan originations during the period.

The provision for loan losses was $650,000 for the nine months ended September 30, 2021, a $475,000, or 42.2%, decrease as compared to $1.1 million for the nine months ended September 30, 2020. The provision expense for the nine months ended September 30, 2021 was primarily due to a partial charge-off related to the downgrade and impairment of one commercial real estate loan and due to general reserves for loan originations during the period.  The provision expense for the first nine months of 2020 was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impact of COVID-19 on economic conditions and borrowers’ ability to repay loans and general reserves for loan originations during the period.

Non-performing loans as a percent of total net loans increased to 1.88% at September 30, 2021 as compared to 0.59% at December 31, 2020. The increase was primarily due to one commercial real estate loan with a balance of $7.1 million being placed into non-accrual status during the first nine months of 2021. The Company’s allowance for loan losses as a percent of total net loans was 1.17% and 1.12%, at September 30, 2021 and December 31, 2020, respectively.

Balance Sheet Summary

Total assets at September 30, 2021 were $709.3 million, a $23.1 million, or 3.4%, increase as compared to $686.2 million at December 31, 2020. Cash and cash equivalents increased by $18.0 million, or 41.9%, from $43.0 million at December 31, 2020 to $61.0 million at September 30, 2021.  The increase was primarily due to an increase in deposits, partially offset by the use of funds to pay off long-term borrowings. Securities available for sale increased $4.4 million, or 5.6%, to $83.7 million at September 30, 2021 from $79.3 million at December 31, 2020. The increase was primarily due to securities purchases, which were partially offset by securities pay-downs during the first nine months of 2021. Loans receivable, net at September 30, 2021 and December 31, 2020 was $524.6 million and $524.1 million, respectively. Total deposits at September 30, 2021 were $591.8 million, an increase of $31.5 million, or 5.6%, compared to $560.3 million at December 31, 2020. The increase in deposits was due to an increase in core deposit accounts, which was partially driven by stimulus funds and PPP loan proceeds.

Stockholders’ equity at September 30, 2021 was $86.5 million as compared to $85.9 million at December 31, 2020. The increase in stockholders’ equity was primarily attributed to net income which was nearly offset by a decrease in accumulated other comprehensive income, dividend payments and stock repurchases during the first nine months of 2021. During the first nine months of 2021, the Company repurchased 139,928 shares of common stock at an average cost of $14.98 per share as compared to 109,600 shares of common stock repurchased at an average cost of $13.12 per share during the first nine months of 2020.

Dividends Declared

On October 27, 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.14 per share of common stock.  The dividend is payable on November 19, 2021, to shareholders of record as of November 9, 2021. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.9%, of the Company’s total outstanding stock as of October 26, 2021, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $14.94 on October 26, 2021, which implied a dividend yield for the Company’s common stock of 3.7%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2021	2020
	(Unaudited)
	(Dollars in thousands)

Total assets	$709,308	$686,200
Cash and cash equivalents	60,980	42,975
Securities available for sale	83,698	79,285
Loans receivable, net	524,647	524,143
Deposits	591,754	560,259
Long-term debt	21,950	29,750
Stockholders’ equity	86,491	85,924

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,465	$5,922	$18,691	$18,357
Interest expense	628	1,014	2,153	3,515
Net interest income	5,837	4,908	16,538	14,842
Provision for loan losses	-	300	650	1,125
Net interest income after provision for loan losses	5,837	4,608	15,888	13,717
Total non-interest income	707	771	2,210	1,834
Total non-interest expense	4,494	3,922	12,842	11,655
Income before income taxes	2,050	1,457	5,256	3,896
Income tax expense	359	226	884	581
Net income	$1,691	$1,231	$4,372	$3,315
Basic and diluted earnings per share	$0.29	$0.21	$0.74	$0.56
Dividends declared per share	$0.14	$0.12	$0.40	$0.36

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)

Return on average assets	0.94%	0.72%	0.83%	0.68%
Return on average equity	7.75%	0.58%	6.69%	5.23%
Average interest-earning assets to average interest-bearing liabilities	133.36%	128.37%	131.43%	126.13%
Interest rate spread	3.36%	2.90%	3.22%	3.05%
Net interest margin	3.48%	3.08%	3.35%	3.25%

	September 30,	December 31,
	2021	2020
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.88%	0.59%
Non-performing assets as a percent of total assets	1.40%	0.46%
Allowance for loan losses as a percent of total net loans	1.17%	1.12%
Allowance for loan losses as a percent of non-performing loans	62.14%	118.75%

	September 30,	December 31,
	2021	2020
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,703,024	5,823,786
Treasury stock, number of shares held	1,133,490	1,012,728
Book value per share	$15.17	$14.75